News Release Hewlett Packard Enterprise Announces George Kurtz, CEO of CrowdStrike to Join Board of Directors

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SAN JOSE, CALIF. - (June 24, 2019) - Hewlett Packard Enterprise (NYSE: HPE) today announced that George Kurtz, CEO and co-founder of cloud cybersecurity company CrowdStrike, has been appointed as a member of Hewlett Packard Enterprise's Board of Directors, effective immediately.
“We are thrilled to have George join our Board at HPE,” said Pat Russo, chair of the Board of Directors, HPE. “As an accomplished entrepreneur and CEO, George’s deep roots in important technology segments including cloud and cybersecurity will bring even stronger market insights to the Board and Company as we continue to further invest in market innovation.”
Kurtz has more than 26 years of deep technology and business leadership experience, including extensive experience driving revenue growth and scaling organizations across the globe. He is currently president, CEO and co-founder of CrowdStrike, a leader in the endpoint protection market, best known for pioneering the first cloud-native platform for endpoint security. Kurtz is an internationally recognized security expert, author, entrepreneur, and speaker.
Prior to founding CrowdStrike in 2011, Kurtz was a senior leader at global security company McAfee, serving in key roles ranging from executive vice president and general manager to worldwide chief technology officer. Prior to joining McAfee, Kurtz founded information security company Foundstone, which was acquired by McAfee in 2004. He is the co-author of the best-selling security book “Hacking Exposed: Network Security Secrets & Solutions.”

“George brings invaluable technical acumen and insight across cloud, AI, big data and cybersecurity, all of which are top of mind for our customers today,” said Antonio Neri, president and CEO of HPE. “In addition, his deep entrepreneurial experience in identifying and commercializing emerging technologies will serve us well.”
“HPE has proven its ability to transform with the shifting technology landscape, and equip enterprises to better capitalize on emerging technologies from edge to cloud,” said Kurtz. “I am excited to help HPE’s impressive leadership team build on the company’s strong track record and deliver on its vision for the future.”

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Hewlett Packard Enterprise is a global technology leader focused on developing intelligent solutions that allow customers to capture, analyze, and act upon data seamlessly from edge to cloud. HPE enables customers to accelerate business outcomes by driving new business models, creating new customer and employee experiences, and increasing operational efficiency today and into the future.
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